Exhibit 99.3
AMENDMENT NO. 2 TO
OXYGEN BIOTHERAPEUTICS, INC.
1999 AMENDED STOCK PLAN

This Amendment No. 2 to the Oxygen Biotherapeutics, Inc. 1999 Amended Stock Plan (the “Amendment”) is made on November 13, 2013, effective as of the time provided below.

WHEREAS, Oxygen Biotherapeutics, Inc. (the “Company”) has heretofore adopted the Oxygen Biotherapeutics, Inc. 1999 Amended Stock Plan, as subsequently amended (the “Plan”); and

WHEREAS, the Board of Directors of the Company has approved the Amendment contingent upon the approval of the Amendment by the stockholders of the Company.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to Section 13(a) of the Plan, the Plan is hereby amended as follows, effective as of such time as the Amendment is approved by the stockholders of the Company:

Section 4(a) of the Plan is amended by deleting “6,000,000 shares (after giving effect to the Company’s 1-for-15 reverse stock split of its Common Stock on November 9, 2009)” in the first sentence thereof and replacing it with “4,000,000 (after giving effect to the Company’s 1-for-20 reverse stock split of its Common Stock on May 10, 2013).”

Except as expressly amended hereby, all provisions of the Plan shall remain unamended and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms.

The Amendment shall have no effect until such time as it is approved by the stockholders of the Company.

The provisions of the Amendment shall be governed by and interpreted in accordance with the laws of the State of Delaware.